Exhibit 15.1

Signature Devices, Inc. Announces Retention of Law Firm for the Filing of its Reg A Plus Offering

IRVINE, CA, Jan. 31, 2018 (GLOBE NEWSWIRE) -- Signature Devices, Inc. (OTC PINK: SDVI)

today announced that it has retained the services of John Lux and his law firm to file its much anticipated Regulation A Plus offering.

Mr. John Lux has 40 plus years of experience as an attorney, and is a renowned published author in the areas of Public company mergers, Penny Stocks, and Reg A Plus.

“We made a very early decision to retain the services of Mr. John Lux for this very important offering for us because of his background and experience as an expert in Reg A Plus filings,” said Inas Azzam, CEO and President at Innovo and Signature Devices.

Recently, the company announced a strategic partnership with New York City based private investment fund, Tri-Bridge Ventures, LLC. Signature Devices entered into a Securities Purchase Agreement with Tri-Bridge Ventures in which TBV may purchase common stock equal to a value of up to Five Million Dollars ($5,000,000) when SDVI has qualified the necessary number of shares under Regulation A+ through an offering statement (Form 1-A).

Regulation A+, as mandated by the JOBS Act and introduced on March 25, 2015, gives non-SEC reporting companies the ability to raise up to $50,000,000 in a 12-month period. Through the Reg A+, Signature Devices will have a structure in place throughout 2018 which will provide the capital necessary to execute on their business plan, market their existing products, continue to innovate in the Internet of Things space, and deliver shareholder value.

You can also follow the company on Twitter for small updates and announcements, https://twitter.com/SignatureDevice

About Innovo

Based in Irvine, California, Innovo Technology combines the best of the technologies underpinning the popular Morpheus media server, Tazerwear's AI Software, Truck IT's beacon platform with Knoton's hardware, infrastructure and software. The result is a company that blends custom software and powerful hardware IoT-interconnected devices. Learn more by visiting: http://innovotech.io/about/

About Signature Devices, Inc.

Based in Sheridan, Wyoming, Signature Devices, Inc. (www.signaturedevices.com) (OTC PINK: SDVI) is a holding company with subsidiaries that develop Internet of Things (IOT) products through its subsidiary Innovo Technologies, Inc., and publishes diverse media products including video games and mobile applications through its subsidiary Graffiti Entertainment, Inc.

Forward-Looking Statements:

The information in this press release includes certain "forward-looking" statements within the meaning of the Safe Harbor provisions of Federal Securities Laws. Investors are cautioned that such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release, and the Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.